Exhibit (a)(1)(iv)

                               OFFER TO REPURCHASE

                                       BY

     MBIA CAPITAL/CLAYMORE MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND
                                     (MZF)
   TO REPURCHASE FOR CASH UP TO 1,190,339 OF THE ISSUED AND OUTSTANDING COMMON
                         SHARES OF BENEFICIAL INTEREST

                                       AT

                     98% OF NET ASSET VALUE PER COMMON SHARE

         THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
                ON MARCH 12, 2010, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE
      CONDITIONS LISTED IN THE OFFER TO REPURCHASE DATED FEBRUARY 11, 2010
            AND IN THE LETTER OF TRANSMITTAL DATED FEBRUARY 11, 2010.

February 11, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the offer of MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund, a diversified, closed-end management investment company, organized as a statutory trust under the laws of the state of Delaware (the "Fund"), to repurchase up to 1,190,339 (approximately 15%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the "Common Shares"). As of February 5, 2010, 7,935,591 Common Shares were outstanding. The offer is to repurchase Common Shares in exchange for cash, at a price equal to 98% of the net asset value per Common Share determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE"), the principal market in which the Common Shares are traded, on the business day immediately following the day the offer expires (the "Repurchase Pricing Date"). The offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal (which together constitute the "Offer").

We are asking you to contact your clients for whom you hold Common Shares registered in your name (or in the name of your nominee) or who hold Common Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. We will not pay any fees or commissions to any broker, dealer or other person (other than BNY Mellon Shareowner Services, as depositary (the "Depositary"), or as information agent (the "Information Agent")) for soliciting tenders of Common Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," OF THE OFFER TO REPURCHASE AND INSTRUCTION 12, "BACKUP WITHHOLDING," OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

         1.       The Offer to Repurchase, dated February 11, 2010;

         2. The Letter of Transmittal for your use and to be provided to your clients;

         3.       Notice of Guaranteed Delivery;

         4. Form of letter to clients that may be sent to your clients for whose accounts you hold Common Shares registered in your name (or in the name of your nominee); and

         5.       Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tender of Common Shares from, or on behalf of, owners of Common Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction.

As described in the Offer to Repurchase under Section 4, "Procedures for Tendering Common Shares for Repurchase," tenders may be made without the concurrent deposit of stock certificates if: (a) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and (c) certificates for Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

AS DESCRIBED IN THE OFFER, THE FUND WILL, IF THE OFFER IS COMPLETED, REPURCHASE ALL COMMON SHARES FROM SHAREHOLDERS WHO OWN BENEFICIALLY OR OF RECORD AN AGGREGATE OF NOT MORE THAN 99 COMMON SHARES AND PROPERLY TENDER ALL OF THEIR COMMON SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF COMMON SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS NOT MORE THAN 99 COMMON SHARES AND IS TENDERING ALL OF SUCH SHARES.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY COMMON SHARES.

For additional information or copies of the enclosed material, please contact the Information Agent at (800) 777-3674.

Very truly yours,

MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CAUSE YOU OR ANY OTHER PERSON TO BE THE AGENT OF MBIA CAPITAL/CLAYMORE MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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